UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015 (July 30, 2015)

W.W. GRAINGER, INC.

(Exact name of Registrant as Specified in Charter)

Illinois	1-5684	36-1150280
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Grainger Parkway, Lake Forest, Illinois	60045-5201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 535-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On July 30, 2015, W.W. Grainger, Inc., an Illinois corporation (“Grainger”), and GWW UK Holdings Limited, a company incorporated and registered in England and Wales and an indirect, wholly owned subsidiary of Grainger (“Purchaser”), entered into an Agreement (the “Purchase Agreement”) with Gregory Family Office Limited, a company incorporated and registered in England and Wales (“Seller”), and Michael Gregory, a natural person (“Seller Guarantor”), pursuant to which Purchaser agreed to purchase, and Seller agreed to sell, all of the issued share capital (the “Shares”) of Cromwell Group (Holdings) Limited, a company incorporated and registered in England and Wales (the “Company”), from Seller (the “Acquisition”). The obligations of each of Purchaser and Seller under the Purchase Agreement have been guaranteed by each of Grainger and Seller Guarantor, respectively.

The aggregate purchase price payable by Purchaser for the Shares is £310 million GBP (the “Initial Purchase Price”), subject to customary adjustment based on, among other things, the amount of cash, debt and working capital in the business as of August 31, 2015. Of the Initial Purchase Price (a) £30 million GBP will be placed in a general claims escrow at the closing of the Acquisition (the “Closing”) as security for any adjustments to the Initial Purchase Price in Purchaser’s favor following the Closing and Seller’s warranty claim and indemnity obligations under the Purchase Agreement (other than in respect of any Pension Liabilities) and (b) £15 million GBP (the “Pension Liabilities Escrow”) will be placed in a separate escrow at the Closing as security for Seller’s indemnity obligations under the Purchase Agreement with respect to specified potential liabilities arising in connection with the Company’s Pension and Life Assurance Scheme (the “Pension Liabilities”).

The Purchase Agreement contains warranties and covenants of Seller and Purchaser customary for a transaction of this nature. From the date of the Purchase Agreement until the Closing, Seller has agreed to procure that the Company and each of its subsidiaries operate in the ordinary course of business consistent with past practice with the intention of preserving the value of their respective assets, goodwill and current business relationships and maintaining their respective financial position.

The consummation of the Acquisition includes customary closing obligations. Purchaser has the right to terminate the Purchase Agreement in certain circumstances, including if (a) the losses derived from (i) any material breach of Seller’s warranties (as if such warranties had been brought down at Closing), (ii) any material breach of the covenants that Seller or the Company is required to perform on or prior to Closing and (iii) any Pension Liabilities in excess of the Pension Liabilities Escrow would, in the aggregate, exceed £5,000,000 GBP or (b) there is a material change in law preventing consummation of the Acquisition.

Under the Purchase Agreement, Seller is also obligated to compensate Purchaser for warranty claims and indemnify Purchaser for certain specifically identified matters, in each case, subject to certain limitations specified in the Purchase Agreement, including an aggregate general cap of £93 million GBP with respect to most warranty claims and indemnity obligations of Seller and, excluding, among other select items, any Pension Liabilities (as to which Seller’s liability is capped at the amount of the Pension Liabilities Escrow).

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The warranties and covenants contained in the Purchase Agreement have been made only for the purposes of the Purchase Agreement and as of the specific dates set forth therein, were solely for the benefit of the parties thereto, may have been used for purposes of allocating risk between each party rather than establishing matters of fact, may be subject to a contractual standard of materiality different from that generally applicable to investors and may be subject to qualifications or limitations agreed upon by the parties to the Purchase Agreement in connection with the negotiated terms thereof, including being qualified by schedules and other confidential disclosures made by the parties to the Purchase Agreement. Accordingly, the Purchase Agreement is included in this filing only to provide investors with information regarding the terms of the Purchase Agreement and investors should not rely on the warranties and covenants in the Purchase Agreement as statements of factual information.

Item 8.01                                           Other Events.

On July 30, 2015, Grainger issued a press release announcing the entry into the Purchase Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(d)                Exhibits

Exhibit No.	Document Description

2.1*	Agreement, dated as of July 30, 2015, by and among W.W. Grainger, Inc., GWW UK Holdings Limited, Gregory Family Office Limited and Michael Gregory

99.1	Press Release of W. W. Grainger, Inc., dated July 30, 2015

* Certain of the schedules and exhibits to the Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2015

W.W. GRAINGER, INC.

	By:	/s/ John L. Howard
		Name:	John L. Howard
		Title:	Senior Vice President and General Counsel